Exhibit 99.1

	For:	J. Crew Group, Inc.

	Media Contact:	Karina Sokolovsky (212) 209-8651

For Immediate Release

	Investor Contact:	Christine Greany Tidal Communications (203) 866-4401

J.CREW APPOINTS SPECIALTY RETAIL VETERAN KEN PILOT AS
CHIEF EXECUTIVE OFFICER

NEW YORK (August 26, 2002) – J.Crew Group, Inc. today announced that Ken Pilot, 41, has been appointed Chief Executive Officer, effective September 9, 2002. Pilot replaces Mark Sarvary, who left the Company in May.

Pilot joins J.Crew from Gap, Inc., where he enjoyed a 13-year career. Most recently, he was President of Gap International, a $1.6 billion operation with more than 650 stores in five countries. Prior to that, Pilot was President, Gap Brand Worldwide, where he was responsible for merchandising and field operations in the U.S., U.K., France, Germany, Japan and Canada. Since 1989, Pilot has held various merchandising and leadership positions within the organization, including Divisional Merchandise Manager for The Gap, as well as Banana Republic, and Senior Vice President Gap Outlet. He began his career at Macy’s Department Store in 1984.

In a statement, the J.Crew Board of Directors said: “We’re very happy to have a true specialty apparel retailer as our new CEO. Ken brings years of big brand successes as an operator, in addition to his history with Macy’s and Gap as a merchant. He has all the right qualifications to take the Company to the next level.”

“I’m very excited to be part of such a great brand with tremendous growth potential,” said Ken Pilot. “I’ve always admired J.Crew’s ability to creatively express their brand and product through their catalog, online and in stores. I’m thrilled to have an opportunity to be part of the team and look forward to building upon the brand’s strong heritage as we focus on driving comp store sales and improving profitability.”

J.Crew Group, Inc. is a leading retailer of men’s and women’s apparel, shoes and accessories. As of August 3, 2002, the Company operated 146 retail stores, the J.Crew catalog business, jcrew.com, and 43 factory outlet stores.

Certain statements herein are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, changes in the overall level of consumer spending or preferences in apparel, the performance of the Company’s products within the prevailing retail environment, trade restrictions, political or financial instability in countries where the Company’s goods are manufactured, postal rate increases, paper and printing costs, availability of suitable store locations at appropriate terms and other factors which are set forth in the Company’s Form 10-K and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.